Exhibit 99.1

Surface Oncology Reports Financial Results and Corporate Highlights for Second Quarter 2021
SRF388, a First-in-Class Anti-IL-27 Antibody, Demonstrates Monotherapy Activity in Ongoing Phase 1 Study; Enrollment Continues for Phase 2 Monotherapy Expansion and Combination Cohorts
SRF617, a CD39 Inhibitor, Demonstrates Good Tolerability in Ongoing Phase 1 Study; Phase 2 Dose Confirmed and Enrollment Continues for Combination Cohorts
CAMBRIDGE, Mass., August 5, 2021: Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today reported financial results and corporate highlights for the second quarter 2021, and provided an update on anticipated corporate milestones.
“The second quarter marked a major milestone for Surface, with SRF388 monotherapy eliciting the first-ever clinical response from a therapeutic targeting the IL-27 pathway. Generating evidence of monotherapy activity is a highly sought after, yet elusive, goal in immuno-oncology,” said Rob Ross, M.D., chief executive officer. “Moreover, studies have confirmed the recommended Phase 2 dose for SRF617, and we are rapidly progressing this molecule forward in multiple combination approaches. We look forward to providing updates on the clinical progress of both programs in the coming months.”
Recent Corporate Highlights:
•On June 4, 2021, Surface presented preliminary data from the ongoing Phase 1 study of SRF388, an anti-IL-27 antibody, at the American Society of Clinical Oncology (ASCO) 2021 Annual Meeting. SRF388 demonstrated monotherapy activity by inducing a confirmed partial response in a heavily pretreated patient with non-small-cell lung cancer (NSCLC). It was well tolerated at all doses tested. With a recommended Phase 2 dose of 10 mg/kg every 4 weeks, Surface is currently enrolling Phase 2 monotherapy expansion cohorts for patients with renal cell carcinoma (RCC) and hepatocellular carcinoma (HCC).
•Surface also presented preliminary data from the ongoing Phase 1 study of SRF617, a CD39 inhibitor, during a webcast on June 4, 2021. SRF617 was well tolerated as a monotherapy, and the recommended Phase 2 dose of 1,400 mg has since been determined. Data from combination cohorts point to SRF617’s potential as a combination therapy, including an unconfirmed partial response in a patient with pancreatic cancer receiving second-line treatment with SRF617 in combination with gemcitabine/albumin-bound paclitaxel (Abraxane®). Surface is currently enrolling Phase 1 combination cohorts for patients with gastric cancer and pancreatic cancer.
•On June 4, 2021, Surface announced that it had entered into a clinical trial collaboration with Roche to evaluate SRF388 in combination with Roche’s atezolizumab and bevacizumab in patients with treatment-naïve HCC.

•On July 8, 2021, Surface announced the appointment of Denice Torres to its board of directors. Ms. Torres has over 25 years of executive leadership experience in healthcare across the consumer, biopharmaceutical and medical device sectors.
Selected Anticipated Near-term Corporate Milestones:
•Investigational New Drug (IND) filing for GSK4381562 formerly, SRF813, targeting the PVRIG checkpoint and partnered with GlaxoSmithKline, anticipated in 2H 2021.
•Data update from Phase 1 study of SRF617 anticipated in late 2021.
•Data update from Phase 1 study of SRF388 anticipated in early 2022.
Financial Results:
As of June 30, 2021, cash, cash equivalents and marketable securities were $164.3 million, compared to $175.1 million on December 31, 2020.
Research and development (R&D) expenses were $12.7 million for the second quarter ended June 30, 2021, compared to $9.5 million for the same period in 2020. This increase was primarily driven by progression in both our SRF617 and SRF388 Phase 1 clinical trials. R&D expenses included $0.9 million in stock-based compensation expense for the second quarter ended June 30, 2021.
General and administrative (G&A) expenses were $6.4 million for the second quarter ended June 30, 2021, compared to $5.0 million for the same period in 2020. This increase was primarily due to increases in personnel and facility related costs. G&A expenses included $1.4 million in stock-based compensation expense for the second quarter ended June 30, 2021.
For the second quarter ended June 30, 2021, net loss was $19.0 million, or basic and diluted net loss per share attributable to common stockholders of $0.44. Net loss was $14.8 million for the same period in 2020, or basic and diluted net loss per share attributable to common stockholders of $0.44.
Financial Outlook:
Surface Oncology continues to project that current cash, cash equivalents and an anticipated near-term milestone from GSK are sufficient to fund the Company through 2023.
About Surface Oncology:
Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned clinical-stage programs targeting CD39 (SRF617) and IL-27 (SRF388), as well as a preclinical program focused on depleting tumor regulatory T cells via targeting CCR8 (SRF114). In addition, Surface has two partnerships with major pharmaceutical companies: a collaboration with Novartis targeting CD73 (NZV930; Phase 1) and a collaboration with GlaxoSmithKline targeting PVRIG (SRF813; preclinical). Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.

Cautionary Note Regarding Forward-Looking Statements:
Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions, and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF617, SRF114 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all, the therapeutic potential of Surface Oncology’s product candidates, the risk that results from preclinical studies or early clinical trials may not be representative of larger clinical trials, the risk that Surface Oncology’s product candidates, including SRF388, SRF617 and SRF114, will not be successfully developed or commercialized, the risks related to Surface Oncology’s dependence on third-parties in connection with its manufacturing, clinical trials and preclinical studies, and the potential impact of COVID-19 on Surface Oncology’s clinical and preclinical development timelines and results of operations. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2020 available on the Securities and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com.
Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.
Contacts:
Investors
Jessica Fees
jfees@surfaceoncology.com
617-335-6893
Media
Chris Railey
chris@tenbridgecommunications.com
617-834-0936

Selected Financial Information:

(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
Statement of Operations Items	2021	2020	2021	2020
Collaboration revenue - related party	$—	$—	$—	$38,592
License related revenue	515	—	2,141	—
Total revenue	$515	$—	$2,141	$38,592
Operating expenses:
Research and development	12,669	9,548	23,213	20,836
General and administrative	6,434	4,995	12,076	9,782
Total operating expenses	19,103	14,543	35,289	30,618
Income (loss) from operations	(18,588)	(14,543)	(33,148)	7,974
Interest and other income (expense), net	(393)	(264)	(1,394)	(211)
Net income (loss)	(18,981)	(14,807)	(34,542)	7,763
Net income (loss) per share attributable to common stockholders— basic	$(0.44)	$(0.44)	$(0.81)	$0.25
Weighted average common shares outstanding— basic	43,634,346	33,418,412	42,632,421	30,697,779
Net income (loss) per share attributable to common stockholders— diluted	$(0.44)	$(0.44)	$(0.81)	$0.24
Weighted average common shares outstanding— diluted	43,634,346	33,418,412	42,632,421	33,763,452

Selected Balance Sheet Items:	June 30, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$164,280	$175,141
Total assets	205,519	217,138
Accounts payable and accrued expenses	9,931	12,122
Total stockholders’ equity	148,089	155,747